UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.G.2059

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No.------

                            SAZTEC INTERNATIONAL INC.

    -----------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK

-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   805842 10 1

                              --------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [X]. A Fee is not required only if the filling person. (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   805842 10 1                                       Page 2  of 5 Pages
            -----------                                           --     --

1.       NAME OF REPORTING PERSON

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DATAMATICS TECHNOLOGIES PRIVATE LTD.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)  {   }
                                                                   (b)  {   }

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANISATION

                           MUMBAI INDIA

         NUMBER OF                  5.      SOLE  VOTING POWER
         SHARES BENEFICIALLY                         800,000
         OWNED BY EACH              6.      SHARED  VOTING POWER
         REPORTING                                   NIL
         PERSON                     7.      SOLE  DISPOSITIVE POWER
         WITH                                        800,000
                                    8.       SHARED  DISPOSITIVE POWER
                                                     NIL

9.       AGGREGATE  AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    800,000

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9) EXCLUDES CERTAIN  SHARES*

                                    NOT APPLICABLE

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    5.6  %

12.      TYPE OF REPORTING*

                                    CO

                                                              Page 3 of 5 pages

Item 1

         (a) Name of Issuer

                  Saztec International, Inc.

         (b) Address of Issuer's Principal Executive Offices

                  43 Manning Road
                  Billerica, MA 01821

Item 2

         (a) Name of Person  Filling

                  Datamatics Technologies Private Ltd.

         (b) Address of Principal Business Office

                  Unit 117-120, SDF4, SEEPZ
                  Andheri (E), Mumbai 400 096

         (c) Citizenship

                  India

         (d) Title of Class of Securities

                  Common Stock

         (e) CUSIP Number

                  805842 101

Item 3. If this statement is filled pursuant to Rule 13d-1(b), or 13d-2(h), check whether the person filling is a:

                                    (a)-(h)

                                            Not applicable

                                                              Page 4 of 5 pages

Item 4. Ownership

         (a) 800,000 shares

         (b) five and six tenths percent (5.6%)

         (c)

                  (I) 800,000 shares
                  (ii) none
                  (iii) 800,000 shares
                  (iv) none

Item 5. Ownership of Five Percent or Less of a Class

                  Not applicable


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable

Item 8. Identification and Classification of Members of the Group

                  Not applicable

Item 9. Notice of Dissolution of Group

                  Not applicable

                                                              Page 5 of 5 pages

Item 10. Certification

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                                     SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            January 29, 1997

                                            --------------------------------
                                                      Date

                                            /s/ [ILLEGIBLE]
                                            --------------------------------
                                                     Signature

                                                     Dr.Lalit S.Kanodia/Chairman
                                            Datamatics Technologies Private LTD.